Exhibit 10.2

EXECUTION VERSION

June 9, 2022

Hillenbrand, Inc.

One Batesville Boulevard
Batesville, IN 47006

Re:         Amendment No. 8 to Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Private Shelf Agreement, dated as of December 6, 2012 (as amended by Amendment No. 1 dated as of December 15, 2014, Amendment No. 2 dated as of December 19, 2014, Amendment No. 3 dated as of March 24, 2016, Amendment No. 4 dated as of December 8, 2017, Amendment No. 5 dated as of September 4, 2019, Amendment No. 6 dated as of January 10, 2020 and Amendment No. 7 dated as of May 19, 2020, the “Note Agreement”), by and among Hillenbrand, Inc., an Indiana corporation (the “Company”), PGIM, Inc. (f/k/a Prudential Investment Management, Inc.) (“Prudential”) and each Prudential Affiliate (as therein defined) that has become or becomes bound thereby. Capitalized terms used herein that are not otherwise defined herein shall have the meaning specified in the Note Agreement.

The Company has requested that the Required Holders agree to amend the Note Agreement, as more particularly described below. Subject to the terms and conditions hereof, the Required Holders are willing to agree to such request.

Accordingly, in accordance with the provisions of Section 18.1 of the Note Agreement, and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   Amendments to the Note Agreement. Upon the occurrence of the Effective Date (as defined below), the Note Agreement shall be amended as set forth below:

1.1            Section 9.1(c)(iii) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements for the fiscal year ended September 30, 2021 or the Company’s quarterly financial statements for the fiscal quarter ended December 31, 2021 and March 31, 2022 delivered pursuant to this Agreement and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

1.2           Section 9.2 of the Note Agreement is hereby amended by (i) renumbering clauses (c) and (d) thereof to be clause (d) and (e), respectively, (ii) inserting a new clause (c) to read as follows:

(c)           the occurrence of any of the following to the extent the same would reasonably be expected to result in a Material Adverse Effect (x) the threatened in writing or actual issuance by the Pensions Regulator of a financial support direction or a contribution notice (as those terms are defined in the United Kingdom Pensions Act 2004) or the threatened in writing or actual exercise of any Criminal Pension Power by the Pensions Regulator or the CPS in relation to the Milacron Pension Scheme and/or (y) any amount becoming due to the Milacron Pension Scheme pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995;

and (iii) amending and restating the first sentence of the paragraph following clause (e) to read as follows:

Each notice delivered under the Section (i) shall contain a heading or a reference line that reads “Notice under Section 9.2 of the Private Shelf Agreement dated December 6, 2012” and (ii) shall be accompanied by a statement of a Senior Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

1.3           Section 10.1 of the Note Agreement is hereby amended by (i) amending and restating clause (v) thereof in its entirety to read as follows:

(v)            Liens arising out of Sale and Leaseback Transactions;

and (ii) deleting clause (bb) thereof in its entirety and renumbering clause (cc) thereof to be clause (bb).

1.4           Section 10.2 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.2     Acquisitions

The Company will not, and will not permit any Subsidiary to, acquire (in one or a series of transactions) all of the capital stock or equity interests or all or substantially all of the assets of any Person, unless (i) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) if the aggregate amount invested (including assumed debt) is greater than $375,000,000, relevant financial information, statements and projections reasonably requested by the Required Holders in respect of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for the four fiscal quarters most recently ended giving effect to the acquisition of the company or business pursuant to this Section 10.2 are delivered to Prudential and the holders of Notes that are Institutional Investors not less than five (5) Business Days prior to the consummation of any such acquisition or series of acquisitions, together with a certificate of a Responsible Officer of the Company demonstrating pro forma compliance with Section 10.9 after giving effect to such acquisition or series of acquisitions.

1.5            Section 10.3 of the Note Agreement is hereby amended by (i) deleting each reference to “capital leases” contained in clause (d) thereof and inserting “finance leases” in lieu thereof, (ii) amending and restating clause (f) thereof in its entirety to read as follows:

(f)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom at the time of incurrence, any other unsecured Indebtedness of (x) the Company or any Guarantor and (y) any Foreign Subsidiary Borrower (other than, for the avoidance of doubt, any Indebtedness of a Foreign Subsidiary under the Primary Credit Facility), in the case of clause (y), in an aggregate outstanding principal amount not to exceed the lesser of (A) the Foreign Subsidiary Debt Limit and (B) the greater of (i) $200,000,000 and (ii) 20% of Consolidated Tangible Assets (calculated as of the end of the immediately preceding fiscal quarter for which the Company’s financial statements were most recently delivered pursuant to Section 9.1(a) or (b)); provided that, in each case, such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising under this Agreement, the Notes, and the Transaction Documents;

and (iii) amending and restating clause (i) thereof in its entirety to read as follows:

(i)            [reserved];

1.6           Section 10.8(d) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(d)           [reserved];

1.7            Section 10.9(a) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(a)           Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after June 30, 2022, of (i) (x) Consolidated Indebtedness minus (y) the Liquidity Amount, in each case as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00; provided that the Company may, by written notice to the holders of Notes (which notice may be in a compliance certificate delivered pursuant to Section 9.1(c) with respect to an applicable fiscal quarter) and not more than twice during the term of this Agreement, elect to (x) increase the maximum Leverage Ratio to 4.00 to 1.00 for a period commencing with the fiscal quarters in which the applicable acquisition occurs and the four consecutive fiscal quarters ending thereafter in connection with an acquisition that involves the payment of consideration by the Company and/or its Subsidiaries in excess of $75,000,000 occurring during the fiscal quarters in which the applicable acquisition occurs (each such period, an “Adjusted Covenant Period”) and (y) notwithstanding the foregoing clause (x), the Company may not elect an Adjusted Covenant Period for at least two full fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the preceding clause (x) for a new period commencing with the fiscal quarter in which the applicable acquisition occurs and the four consecutive fiscal quarters ending thereafter. For purposes of calculations under this Section 10.9(a), Consolidated Indebtedness shall not include 75% of the principal amount of any mandatorily convertible unsecured bonds, debentures, preferred stock or similar instruments in a principal amount not to exceed $500,000,000 in the aggregate during the term of this Agreement which are payable in no more than three years (whether by redemption, call option or otherwise) solely in common stock or other common equity interests.

1.8            Section 10.9(b) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(b)           Minimum Interest Coverage Ratio.    The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the last day of each of its fiscal quarters ending on and after June 30, 2022, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

1.9            The Note Agreement is hereby amended to insert a new Section 10.12 thereto, which shall read as follows:

Section 10.12.     UK Pensions.

The Company will ensure it is not knowingly (including where it ought reasonably to know it is) a party, and will use best endeavors to procure that no Subsidiary is a party, to any act or omission in relation to the Milacron Pension Scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, in relation to the issuance of a contribution notice or financial support direction by the Pensions Regulator for the purposes of the United Kingdom Pensions Act 2004 or the exercise of any Criminal Pension Power by the Pensions Regulator or CPS).

1.10         Section 11 of the Note Agreement shall be amended to (i) renumber clauses (m) and (n) thereto to be clause (n) and (o), respectively and (ii) insert a new clause (m) thereto, which shall read as follows:

(m)            the Company or any of its Subsidiaries shall have been notified that any of them has, in relation to the Milacron Pension Scheme, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004) or has been subject to the exercise of any Criminal Pension Power, or otherwise is determined by a Governmental Authority to be liable to pay any other amount in respect of the Milacron Pension Scheme, in each case that would reasonably be expected to result in a Material Adverse Effect;

1.11         The second paragraph of Section 23.3 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding anything to the contrary herein all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election by the Company or any Subsidiary to measure any portion of a financial liability at fair value (as permitted by Accounting Standards Codification 825, formerly known as statement of Financial Accounting Standards No. 159, or any similar accounting standard) and such determination shall be made as if such election had not been made and (y) without giving effect to any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, net of discounts and premiums.

1.12          Section 23.4 of the Note Agreement is hereby amended by replacing “equity interests” with “Equity Interests”.

1.13          Schedule B to the Note Agreement is hereby amended to delete the following definitions in their entirety:

“Airport Access and Use Agreement”

“Bengal”

“Bengal Acquisition”

“Bengal Acquisition Agreement”

“Bengal Holding”

“Farm Agreement”

“Joint Ownership Agreements”

“Specified Senior Notes”

“Specified Senior Notes Indebtedness”

“Specified Senior Notes Indenture”

1.14         Schedule B to the Note Agreement is hereby amended to amend and restate or add, as applicable, the following definitions:

“Amendment No. 8” means that certain Amendment No. 8 to Private Shelf Agreement dated as of June 9, 2022.

“Amendment No. 8 Effective Date” means the “Effective Date” as defined in Amendment No. 8.

“Attributable Indebtedness” means, on any date, in respect of any finance lease of any Person, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP; provided that in no event shall an operating lease be treated as Attributable Indebtedness regardless of whether such obligation appears on a balance sheet in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than any member or members of the Hillenbrand Family Group, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved by the board of directors of the Company nor (ii) appointed by directors so nominated or approved; or (c) the Company ceases to own, directly or indirectly, and Control 100% (other than (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) of the ordinary voting and economic power of any Subsidiary Borrower.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication, and to the extent deducted from revenues in determining Consolidated Net Income for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) all non-cash expenses, charges or losses, (vi) losses attributable to the early extinguishment of Indebtedness, (vii) (A) cash fees, costs, expenses, premiums, penalties or other losses incurred in connection with any acquisition, any asset sale or other disposition, any recapitalization, any investment, any issuance of equity interests by the Company or any issuance, incurrence or repayment of any Indebtedness by the Company or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (B) non-recurring or unusual expenses, charges or losses in an aggregate amount for clauses (A) and (B) not to exceed ten percent (10%) of Consolidated EBITDA for any Reference Period (as calculated without giving effect to the add-back of any item pursuant to this clause (vii)) minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax benefits (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash expense, charge or loss were incurred and (4) gains attributable to the early extinguishment of Indebtedness, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period. As used herein, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Expense” means, with reference to any period, the interest payable on, and amortization of debt discount in respect of, all Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition (as each such term is defined in the definition of “Consolidated EBITDA”) since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Revenues” means, with reference to any period, total revenues of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period.

“CPS” means the Crown Prosecution Service of the United Kingdom (or any successor or replacement body from time to time).

“Criminal Pension Power” means any action taken under, pursuant to or in connection with section 58A, section 58B, section 58C or section 58D of the United Kingdom Pensions Act 2004.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment (excluding any Lien), transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, but only to the extent included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business or any earn-out obligations), (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (e) all obligations of such Person for unreimbursed payments made under letters of credit (including standby and commercial), bankers’ acceptances and bank guarantees, (f) all obligations in respect of finance leases of such Person, (g) (only for purposes of calculating Consolidated Indebtedness) net obligations of such Person under any Swap Agreement pertaining to interest rates and (h) all Guarantees of such Person in respect of any of the foregoing; provided that the term “Indebtedness” shall not include obligations in respect of operating leases regardless of whether they appear on the balance sheet of such Person. For purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other limited liability entity) in which such person is a general partner or a joint venture, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any finance lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (h) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

Upon the defeasance or satisfaction and discharge of Indebtedness in accordance with the terms of the documents governing such Indebtedness, such Indebtedness will cease to be “Indebtedness” hereunder (upon the giving or mailing of a notice of redemption and redemption funds being deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring such Indebtedness, or other substantially comparable processes).

“Liquidity Amount” means, as of any date of determination, the lesser of (i) the sum of, without duplication, (a) 100% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Domestic Subsidiaries as of such date, plus (b) 70% of the unrestricted and unencumbered cash and cash equivalents maintained by the Company and its Subsidiaries in notional pooling structures outside of the United States and by its Foreign Subsidiaries as of such date and (ii) $500,000,000; provided, however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” as recorded on the books of the Company or the applicable Subsidiary.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Transaction Parties to perform their payment obligations under the Transaction Documents or (c) the material rights or remedies of any holder of a Note under the Transaction Documents.

“Milacron Pension Scheme” means the existing pension scheme for which Milacron UK Ltd. (a registered company in England with number 04444980) is an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004).

"Pensions Regulator" means the body corporate established under section 1 of the United Kingdom Pensions Act 2004 (or any replacement or successor body from time to time.

“Primary Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of June 8, 2022, among the Company, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, refinanced or replaced from time to time.

1.15         Each reference to “PricewaterhouseCoopers LLP” in the Note Agreement shall be replaced to instead reference “Ernst & Young LLP”.

SECTION 2.   Representations and Warranties. Each of the Company and each Guarantor represents and warrants that (a) the execution and delivery of this letter has been duly authorized by all requisite corporate action on behalf of the Company and such Guarantor, this letter has been duly executed and delivered by an authorized officer of the Company and such Guarantor, and the Company and such Guarantor has obtained all authorizations, consents, and approvals necessary for the execution, delivery and performance of this letter and such authorizations, consents and approvals are in full force and effect, (b) each representation and warranty set forth in Section 5 of the Note Agreement (after giving effect to the amendments in Section 1) and the other Transaction Documents is true and correct in all material respects as of the date of execution and delivery of this letter by the Company and such Guarantor with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date) and (c) after giving effect to the amendments in Section 1, no Event of Default or Default exists.

SECTION 3.   Conditions to Effectiveness. The amendments described in Section 1 above shall become effective on the date (the “Effective Date”) when each of the following conditions in Section 3.1 and 3.2 below have been satisfied, provided that the amendment and restatement of the definition of “Liquidity Amount” and the amendment to Section 10.9(a) of the Note Agreement (the “Specified Amendments”), shall not become effective until the condition set forth below in Section 3.3 is also satisfied:

3.1           Documents. Each holder of a Note shall have received original counterparts or, if reasonably satisfactory to the Required Holders, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance reasonably satisfactory to the Required Holders, dated the date hereof unless otherwise indicated, and on the date hereof in full force and effect:

(i)            counterparts of this letter executed by the Company, the Guarantors and the Required Holders; and

(ii)           an Officer’s Certificate of the Company, in form and substance reasonably satisfactory to the Required Holders, attaching a true and complete copy of the Fourth Amended and Restated Credit Agreement, executed by the Company, the subsidiary borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto as lenders.

3.2            Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter shall be reasonably satisfactory to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

3.3            Specified Amendments. The Specified Amendments shall become effective upon delivery of an Officer’s Certificate of the Company, in form and substance reasonably satisfactory to the Required Holders (a) attaching an executed copy of a renewal of the Company’s LG Facility Agreement (as defined in the Company’s most recent filings with the SEC), a draft of which was previously provided to Prudential and which contains provisions equivalent to the Specified Amendments and (b) representing that each of the amendments to Section 6.10(a) and the definition of “Liquidity Amount” contained in the Primary Credit Facility that are conditioned on amendments to the Note Agreement and the LG Facility are effective.

SECTION 4.   Reference to and Effect on Note Agreement and Notes; Ratification of Transaction Documents. Upon the effectiveness of the amendments in Section 1 of this letter, each reference to the Note Agreement in any other Transaction Document shall mean and be a reference to the Note Agreement, as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement, the Notes and each other Transaction Document shall remain in full force and effect and are hereby ratified and confirmed in all respects. Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement, any Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of Prudential or any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any other Transaction Document at any time. The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that Prudential or any holder of the Notes has agreed to or is prepared to grant any consents or agree to any amendment to the Note Agreement in the future, whether or not under similar circumstances.

SECTION 5.   Reaffirmation. Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement and each other Transaction Document, after giving effect to such amendments. Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, the Guaranty Agreement and each other Transaction Document remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guaranteed Obligations (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement, as amended by this letter agreement, or any of the Notes.

SECTION 6.   Expenses. The Company hereby confirms its obligations under Section 16.1 of the Note Agreement in connection with the transactions hereby contemplated, whether or not such transactions are consummated.

SECTION 7.   Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SECTION 8.   Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature page follows]

Very truly yours,

PGIM, INC.

By:	/s/ Christopher Wang
Christopher Wang
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	PGIM, Inc. (as Investment Manager)

By:	/s/ Christopher Wang
Christopher Wang
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:	PGIM Japan Co., Ltd. (as Investment Manager)

By:	PGIM, Inc. (as Sub-Adviser)

By:	/s/ Christopher Wang
Christopher Wang
Vice President

PAR U HARTFORD LIFE & ANNUITY COMFORT TRUST

By:	Prudential Arizona Reinsurance Universal Company (as Grantor)

By:	PGIM, Inc. (as Investment Manager)

By:	/s/ Christopher Wang
Christopher Wang
Vice President

Amendment No. 8 to Private Shelf Agreement

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY
THE INDEPENDENT ORDER OF FORESTERS

By:	PGIM Private Placement Investors, L.P.
(as Investment Advisor)

By:	PGIM Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Christopher Wang
Christopher Wang
Vice President

Amendment No. 8 to Private Shelf Agreement

The foregoing letter is
hereby accepted as of the
date first above written:

HILLENBRAND, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name:	Theodore S. Haddad, Jr.
Title:	Vice President and Treasurer

Amendment No. 8 to Private Shelf Agreement

BATESVILLE CASKET COMPANY, INC.
BATESVILLE SERVICES, INC.

By:	/s/ Theodore S. Haddad, Jr.
Name:	Theodore S. Haddad, Jr.
Title:	Vice President and Treasurer

K-TRON INVESTMENT CO.

By:	/s/ Theodore S. Haddad, Jr.
Name:	Theodore S. Haddad, Jr.
Title:	Vice President and Assistant Treasurer

PROCESS EQUIPMENT GROUP, INC.
Hillenbrand Luxembourg Inc.
Milacron LLC
Milacron Marketing Company LLC
Milacron Plastics Technologies Group LLC

By:	/s/ Theodore S. Haddad, Jr.
Name:	Theodore S. Haddad, Jr.
Title:	Treasurer

Amendment No. 8 to Private Shelf Agreement